Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of February 10, 2015 (the “Effective Date”), by and among Digital Turbine, Inc., a Delaware corporation (the “Company”), and James Alejandro (the “Executive”). Executive’s employment shall commence on February 27, 2015 (the “Start Date”). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1. Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and conditions set forth in this Agreement.

2. Capacity. The Executive shall serve the Company as its Chief Accounting Officer & Controller (“CAO”) of Digital Turbine, Inc., and shall report directly to the Executive Vice President and Chief Financial Officer (“CFO”) of the Company. As CAO, the Executive shall be responsible for overseeing all aspects of the Company and its subsidiaries’ businesses accounting function, including but not limited to issuing timely and complete financial statements under US GAAP, regulatory compliance with accounting standards and practices, external financial and management reporting, for corporate internal controls, risk management and support of the corporate financial planning and analysis functions, and other accounting duties as shall be assigned to him by the CFO. Executive represents he is and at all times during the Term (as defined below) will be legally present and entitled to work in the United States.

3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall be two (2) years, i.e., twenty-four (24) calendar months from the Start Date, (the “Term).

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive an annual salary (the “Salary”) at the annual rate of One Hundred Eighty-Two Thousand five hundred Dollars ($182,500). The Executive’s Salary shall be payable in periodic installments in accordance with the Company’s usual practice for its employees, but in no event less than monthly over the year in which the Salary is earned.

(b) Retention Bonus. The Company shall pay the Executive a lump sum cash retention bonus of Twenty-Five Thousand Dollars ($25,000) (the “Retention Bonus”) ninety (90) days following the Start Date (“Retention Bonus Pay Date”) provided that, this Agreement has not been terminated prior to or on the Retention Bonus Pay Date.

(c) Annual Bonus. While he is employed as CAO, the Executive shall be entitled to be paid an annual incentive bonus in cash in an amount of up to thirty-five percent (35%) of the Executive’s Salary subject to satisfaction of performance-related milestones to be mutually agreed to by the Company and Executive within forty-five (45) days of the Effective Date, the achievement (or non-achievement) of which shall be determined in good faith by the Company. All bonus amounts under this subsection shall (i) be paid within thirty (30) days after the achievement (or non-achievement) of the milestones has been determined for the applicable yearly period (or if applicable, stub period), (but in no event later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the yearly period (or if applicable, stub period) ends) and (ii) be conditioned on Executive being employed throughout the entire yearly period (or if applicable, stub period) with respect to which the bonus is determined.

(d) Regular Benefits. The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, group and executive medical insurance plans (i.e., coverage for the Executive and family), life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Company may from time to time have in effect for any, all or most of its senior executives (collectively “Company Benefit Plans”). Such participation shall be subject to the terms of applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.

(e) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Company’s policies and procedures, as in effect from time to time, including, but not limited to business air travel (or if unavailable, first class) upon the prior written approval of the CFO, meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment.

(f) Stock Option Grant. On the Start Date, the Company shall grant the Executive options to purchase 100,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the Start Date (or next trading date if Start Date is not a trading date) under a shareholder-approved equity incentive plan, subject to the terms and conditions specified in Company’s standard stock option agreement in substantially the form of Schedule A hereto (“Option Agreement”). The terms of the plan and the Option Agreement are hereby incorporated by reference into this Agreement. These options shall vest over four years (“Option Agreement Term”) as follows: (i) 25,000 options shall vest on the one year anniversary of the Start Date; (ii) the remaining 75,000 options shall vest in thirty-six (36) installments from months 13 to 48 of the Option Agreement Term; and (iii) during the Option Agreement Term, any and all unvested options shall vest immediately upon the sale of all or substantially all of the assets of the Company, upon the merger or reorganization of the Company following which the equity holders of the Company immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of the Company representing 50% or more of the voting power of the Company or 50% or more of the economic interest in the Company in a single transaction or in a series of related transactions (i.e., a “Change of Control”).

(g) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement for services rendered by the Executive to the Company during the Term.

5. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the CFO, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the CFO or the Company’s Chief Executive Officer; provided, however, that nothing in this Agreement shall be construed as preventing the Executive from:

(a) investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made; or

(b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6. Termination. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated for Cause without liability on the part of the Company (except only to pay those specific amounts set forth in Section 7(c)) effective immediately upon approval of the Board of Directors and written notice to the Executive. The following shall constitute “Cause” for such termination:

(i) any act committed by the Executive against the Company or any of its affiliates which involves fraud, willful misconduct, gross negligence or refusal to comply with the reasonable, legal and clear written instructions given to him by the Board through Board action or the CEO or CFO that do not violate this Agreement; provided, however, that Executive shall have a period of fifteen (15) days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not (as in the case of fraud or willful misconduct) reasonably curable. For purposes of the foregoing sentence, no act, or failure to act, on Executive’s part shall be considered “willful” unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any subsidiary; or

(ii) the conviction of the Executive of, or indictment (or procedural equivalent, or guilty plea or plea of nolo contender) of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude where the circumstances reasonably would have a negative impact on the Company, deceit, dishonesty or fraud; provided, however, that Executive shall have a period of fifteen (15) days to cure such conduct after written reasonably specific notice thereof, unless such conduct (as in the case of dishonesty or fraud) is not reasonably curable; or

(iii) material breach of this Agreement; provided, however, that Executive shall have a period of fifteen (15) days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not reasonably curable.

(b) Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Company, without Cause, upon not less than fifteen (15) days’ prior written notice to the Executive.

(c) Death. The Executive’s employment with the Company shall terminate automatically upon his death.

(d) Disability. If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Company for the remainder of the Term or during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Company’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity. If the Executive is unable to perform substantial services of any kind for the Company during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period. If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Company by reason of Disability at any time thereafter. For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Company and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) days in any twelve (12) month period; provided, however, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Company and the Executive (or the Executive’s legal representation). The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification. Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(e) Termination by the Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall be present where Executive gives notice to the CFO and the CEO of his voluntary resignation within thirty (30) days after the occurrence of any of the following, without Executive’s written consent: (i) breach by the Company of the insurance or indemnification provisions herein, or failure of the Company to pay or cause to be paid or delivered any amounts or options due Executive when due under the terms and conditions hereunder, in each case subject to a fifteen (15) day cure period by the Company following reasonably specific written notice by the Executive; (ii) the Executive’s not reporting directly to the CFO of the Company subject to a thirty (30) day cure period by the Company following reasonably specific written notice by the Executive, unless the sole reason for such failure to report to the CFO is that a Change of Control occurred and as a result the Executive’s reporting structure in the buyer’s organization puts Executive at effectively the same or higher level of overall responsibility and authority (comparing the positions in each organization) as was the case immediately prior to such Change of Control, as reasonably determined by the CEO, CFO and Board prior to such Change of Control; or (iii) material diminution in Executive’s position, duties, authority or responsibility, without Cause, subject to a thirty (30) day cure period by the Company following reasonably specific written notice by the Executive. If the Executive fails to resign within sixty (60) days after the expiration of the applicable cure period, then such event will not be a basis to resign for Good Reason.

7. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason during or upon expiration of the Term , the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Salary payable on the Termination Date, (ii) accrued bonuses for a previously completed yearly or stub measurement period (for avoidance of doubt, no pro-rata bonus is payable under this clause, but only a bonus for a previously completed yearly or stub measurement period) earned but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive, (iii) any unpaid expense reimbursements, payable in accordance with the Company’s reimbursement policies, (iv) any accrued but unused vacation, payable on the Termination Date, and (v) any vested benefits the Executive may have under any of the Company Benefit Plans, payable as specified in the applicable plan documents (collectively, the “Accrued Compensation”).

 (b) Termination by the Company Without Cause or by Executive for Good Reason. In the event of termination of the Executive’s employment with the Company pursuant to Section 6(b) or 6(e) above prior to the expiration of the Term and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Company within forty-five (45) days of the Termination Date (the “Release Period”), the Company shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”) effective as of the final day of the Release Period:

(i) continuation of the Executive’s Salary at the rate and in accordance with the Company’s payroll practices then in effect pursuant to Section 4(a); and

(ii) continuation of any executive health and group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Company to the extent that the Company was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable);

(iii) a pro-rata annual bonus through the Termination Date, as reasonably determined by the Compensation Committee applying the applicable standards in section 4(c) above or any schedules thereto and paid at the same time as the bonus would otherwise be payable under Section 4(c); and

(iv) acceleration of vesting of the options granted under this Agreement on a pro-rata basis as if the vesting schedule had been monthly rather than annual (“deemed monthly vesting”); provided, if the Termination Date is on a date other than a deemed monthly vesting date, then solely for purposes of this clause (iv), the Termination Date shall be the next deemed monthly vesting date that occurs after the actual Termination Date.

The Termination Benefits set forth in subsections 7(b)(i) and (ii) and above shall continue effective for the nine (9) months after the Termination Date or the end of the Term, whichever is sooner (the “Termination Benefits Period”); provided, however, that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(ii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment. The Company’s liability for Salary continuation pursuant to Section 7(b)(i) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after Company-paid premiums cease. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.

The Company acknowledges and agrees that under certain circumstances involving the termination of the Executive’s employment and/or a Change of Control transaction involving the Company, the Executive shall be entitled to accelerated vesting on his options to purchase shares of capital stock of the Company, all to the extent provided in that certain Stock Option Agreement referred to in Section 4(f) hereof.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the Release Period ends as necessary to comply with Section 409A.

The Company shall provide the release required by this Section prior to or upon the Executive’s termination of employment.

(c) Termination by Reason of Cause, Death, Disability, or Expiration of Term. If the Executive’s employment is terminated for any reason other than (i) by the Company without Cause under Section 6(b) or (ii) by the Employee for Good Reason under Section 6(e), the Company shall have no further obligation to the Executive other than payment of his Accrued Compensation.

8. Confidential Information, Nonsolicitation and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means proprietary information of the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company.

(b) Duty of Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after termination, the Executive will keep in strict confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Company or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the Confidential Information, the Executive shall (i) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, and (ii) cooperate in any effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company (except for documents provided to the Executive (i) concerning his compensation or his participation in Company Benefit Plans or (ii) in connection with his ownership of Company stock), or are produced by the Executive in connection with the Executive’s employment, will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Nonsolicitation. During the Term and for one (1) year thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party, including under any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Further, the Executive agrees to indemnify the Company for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Company may incur based upon or arising out of the Executive’s breach of this subsection.

 (f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, provided, however, this obligation does not apply after the Executive ceases employment with the Company to any claim or action by the Company against the Executive, or any claim or action by the Executive against the Company. Such cooperation shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f), and if the Executive spends more than ten (10) hours in any calendar month in performance of these obligations, the Company shall pay the Executive $500 per hour for each part of an hour over ten (10) hours in such calendar month.

(g) Intellectual Property. Except as provided under Section 2870 of the California Labor Code (a copy of which is attached as Schedule C) or similar Texas law, the Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in connection with his services hereunder and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder). Executive shall, at the request of the Company, execute as of the Start Date, an Employee Confidential Information, Non-Solicitation and Invention Assignment Agreement and any other such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Executive’s services hereunder.

(h) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, as further set forth in Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post a bond or other security.

9. Arbitration of Disputes. Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with or separation from the Company and/or Parent, to final and binding arbitration in Austin, Texas, before an arbitrator associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service (the “Selected Service”). Included within this provision are (but this provision is not limited to) any claims for breach of contract, any tort claims (including unlawful harassment), and any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or similar rules of the selected service (“Rules of Selected Service”). Such rules can be obtained from the Company’s Human Resources Department or from the applicable Selected Service’s website. The arbitration will be conducted in accordance with the Rules of Selected Service. Notwithstanding anything to the contrary in the Rules of Selected Service, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state of federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and the applicable arbitration service. In disputes where Executive asserts a Statutory Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the applicable arbitration service filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under the law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. In any arbitration brought under this Section, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court. This mutual arbitration agreement does not prohibit or limit either Executive’s or the Company’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other Person. The arbitrator shall have no authority to add to or to modify the terms described in this Paragraph, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and discussions between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Company may assign its rights under this Agreement without the consent of the Executive, in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Company will obtain a written confirmation of the assumption of the Company’s obligation hereunder for the benefit of the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Third Party Beneficiary; Amendment. The Executive and the Company acknowledge and agree that no third party shall have any rights or benefits under this Agreement. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

16. Governing Law. This contract has been entered into in the State of Texas and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such state; provided, however, that the indemnification agreement referred to in Section 18 shall be governed by the laws of the State of Delaware.

17. Counterparts. This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Indemnification. Company and Executive shall enter that Indemnification Agreement in substantially the form of Schedule B on the date hereof.

19. Directors’ and Officers’ Insurance. As soon as reasonably practicable following the Effective Date, the Company shall obtain (if it does not already have) and continually maintain (including by obtaining renewals or replacement policies from the same or other insurers) during the Term directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Company, as determined by the Company’s Board of Directors.

20. Withholding Obligations. The Company, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.

21. Section 954 of the Dodd Frank Act. This Agreement and all other compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act (including the related regulations, “Section 954”). If the Company’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Company shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive-based compensation which would not have been earned under the restated financial statements.

22. Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by the Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A). Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iv) the expenses must be incurred, or in-kind benefits provided, during the lifetime of the Executive, unless this Agreement or a Company program or policy provides a shorter period. The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; provided, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Executive as of the Effective Date.

EMPLOYER

Digital Turbine, Inc., a Delaware corp.

By:	/s/ Jeff Karish
Its:	Chairman, Compensation Committee

EXECUTIVE

/s/ James Alejandro
Name: James Alejandro

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